Exhibit 99.1

Vallon Pharmaceuticals Announces Pricing of Initial Public Offering

February 09, 2021

PHILADELPHIA, PA, Feb. 09, 2021 (GLOBE NEWSWIRE) -- Vallon Pharmaceuticals, Inc. (the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of CNS disorders, today announced the pricing of its initial public offering of 2,250,000 shares of its common stock at a public offering price of $8.00 per share, for gross proceeds of $18.0 million, before deducting underwriting discounts, commissions and offering expenses. In addition, the Company has granted the underwriter a 45-day option to purchase up to an additional 337,500 shares of common stock at the initial public offering price, less the underwriting discount, to cover over-allotments.

The shares are expected to begin trading on The Nasdaq Capital Market on February 10, 2021 under the ticker symbol “VLON.” The offering is expected to close on February 12, 2021, subject to satisfaction of customary closing conditions.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-249636) relating to the shares was filed with the U.S. Securities and Exchange Commission (“SEC”), which became effective on February 9, 2021. This offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., at 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, or by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vallon Pharmaceuticals Inc.

Vallon Pharmaceuticals Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with central nervous system (CNS) disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

Forward Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:

JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com